Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.5 and Amendment No.8 to the Registration Statement on Form N-1A of Palmer Square Funds Trust and to the use of our report dated August 29, 2025 on the financial statements and financial highlights of Palmer Square Income Plus Fund and Palmer Square Ultra-Short Duration Investment Grade Fund, each a series of Palmer Square Funds Trust, appearing in Form N-CSR for the year ended June 30, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 31, 2025